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EXHIBIT 99.1


RADNET, INC.
FOURTH QUARTER AND FULL YEAR 2007 EARNINGS CONFERENCE CALL
MARCH 31, 2008


OPERATOR:         Please stand by; we are about to begin.

                  Good day, ladies and gentlemen. Welcome to RadNet, Inc. Fourth Quarter and Full Year 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session. Instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that today's conference is being recorded.

                  I'll now turn the conference over to Mr. John Mills (sp?) of ICR. Please go ahead, sir.

JOHN MILLS:       Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet's fourth quarter 2007 earnings results. On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet; and Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet.

                  Before we begin today, we'd like to remind everyone of the safe harbor statement under the Private Securities Litigation Reform Act of 1995. The following prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance, and therefore, undue reliance should not be placed upon them. For a more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statements, we refer you to RadNet's recent 10K for the 12-month period ended October 31, 2006; Form 10K/T for the two-month transition period ended December 31, 2006; Form 10K for the 12- month period ended December 31, 2007, to be filed; and the 10Qs for the three-month periods ended March 31, June 30, and September 30, 2007, filed with the SEC.

                  And with that, I'd like to turn the call over to Dr. Howard Berger.

DR. HOWARD BERGER:         Thank you John. And good morning everyone, and thank
you for joining us today. On today's call, Mark Stolper and I plan to provide a brief review of our first full year since the acquisition of Radiologics, which occurred in November of 2006. We will also provide you with highlights from our annual and fourth quarter 2007 results, issue financial guidance for 2008, discuss in more detail some of our recently-announced initiatives, and talk about why we think we are positioned for further growth and success. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

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                  I'd like to start off today's call by saying that we are
extremely proud of what we have accomplished since acquiring Radiologics almost 15 months ago. As Mark and I were preparing our remarks for this call, we began to reflect on all that our Company has achieved in this short time. Much of what we have achieved has contributed to our better-than-projected performance in 2007, while some of our more recent accomplishments have yet to be realized in our financial statements. Though some of you on this call have tracked our progress throughout the last 15 months, I believe that it is worthwhile to reflect on many of our accomplishments, some of which were probably announced subsequent to our last conference call. After I discuss these accomplishments, I will turn the call over to Mark, who will review our 2007 annual and fourth quarter performance. I will conclude the prepared portion of the call this morning by discussing the future opportunities for RadNet and why I believe we are well positioned to remain a leader in the outpatient diagnostic imaging industry.

                  The principle reason for discussing our accomplishments is that I believe that these accomplishments when viewed as a whole contain several themes regarding our strategy that I believe cannot be emphasized enough. As I list these accomplishments and describe them in more detail, they illustrate the following elements of what we believe is essential to our success, including 1) our focus on operating dense geographic network of centers; 2) our emphasis on a multimodality approach, which includes the digitization of routine imaging exams such as x-ray and mammography; our enthusiasm regarding opportunities within women's imaging such as digital mammography and related procedures; 4) our willingness to more broadly define what investors had traditionally thought regarding what imaging can include, as illustrated by our recent entry into interventional radiology and more recently breast disease management; and 5) our requirement for partnering with a limited number of large, entrenched, and highly regarded regional radiology groups with whom we share a united vision for building our business.

                  To the extent that I can, I will list our accomplishments in chronological order, starting with the beginning of 2007 and ending with some of our most recent announcements subsequent to year end. The accomplishments are as follows: Throughout 2007, we fully integrated the Radiologics business into that of RadNet's. We recognized early in this process that there were elements of each Company that were superior to those elements of the other. We attempted to take a best-of-breed approach. Furthermore, we have benefitted from the many talented people within Radiologics, several of whom have become key members of our senior management team. During the integration of Radiologics, we were able to achieve the $11 million of targeted cost savings which we committed to achieving upon the announcement of the transaction back in July of 2006.

                  Throughout 2007, we successfully absorbed reimbursement cuts of approximately $16 million caused by the Deficit Reduction Act. In contrast, the vast majority of participants in our industry have recorded lower revenues and EBITDA in 2007 when compared with the 2006 year, the year prior to the DRA cuts.

                  Throughout 2007 and subsequent to year end, we invested significantly in our centers. Because equipment sales to outpatient centers for the large equipment manufacturers have been weak, we have been able to drive equipment purchases at very favorable prices. As an example of our investment in 2007, we installed 10 PET/CT scanners and completed the full digitization of all centers in the New York and Maryland markets, including the conversion to digital mammography.

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                  During 2007 we successfully exited our core...non-core markets of Minnesota and Colorado through the sale of our imaging centers in those areas. We have been consistent in our strategy of operating only in markets where we have regional clusters and a strong competitive position.

                  In February 2007, we successfully listed RadNet for trading on the NASDAQ global market under RDNT. This event was the catalyst for our effort to make the Company more visible within our industry and the capital markets. Today, we have several astute and well-respected analysts who have written equity research about RadNet, and we are called upon by many of the large investment banks to participate as speakers at healthcare and investor conferences.

                  In June 2007, we engaged Ernst & Young as RadNet's new auditing firm.

                  In July of 2007, we acquired the Borg Imaging Group, our largest outpatient competitor, in Rochester New York. We successfully merged the two largest outpatient operators and radiology groups, making our subsidiary in Rochester the largest non-hospital outpatient provider in that market.

                  In August 2007, we contracted to provide certain management service to a group of 20 imaging centers formerly known as Nydic Open MRI. Nydic's lender had recently foreclosed on the assets of Nydic. We entered into a contract whereby we provide various management services and other operating metrics. In return, we receive monthly management fees.

                  In August 2007 and again in February of 2008, we increased our GE Credit Facilities by an aggregate of $60 million of term debt and up to $50 million of additional revolver capacity. We were able to raise additional debt during a time when the credit markets were and still are in turmoil. In a very uncertain economic environment, we are grateful that GE and the other members of our credit facility have continued to support our growth and success.

                  In September of 2007, we acquired three facilities in Victorville, California, making us the largest operator in a fast-growing market of San Bernardino County. Victorville's population has doubled since the year 2000, and combined with our pre-existing center in that market, we are now the clear leader in outpatient imaging in that region.

                  In October 2007, we acquired Liberty Pacific Imaging in Encino, California, providing RadNet with unique consolidation opportunities in one of its strongest markets of the San Fernando Valley of Los Angeles.

                  During the third and fourth quarters of 2007, we expanded four women's imaging centers to accommodate greater demand in New City, New York, and in the California markets of Beverly Hills, Orange County, and San Jose County. As I will discuss shortly in more detail, we continue to believe that women's imaging is vastly underserved.

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                  During the fourth quarter of 2007, we began construction to substantially replace three older radiologic centers in Pleasanton and San Jose, California, and Tuckahoe, New York. These facilities required expansion and/or rebuilding in order to remain competitive in their respective markets. These replacement facilities will commence operations in the second quarter of 2008 and should contribute meaningful to our performance this year.

                  During 2007, we migrated onto one Company-wide backend billing system and general ledger accounting system. Although we experienced some short-term issues with the conversion process, we are substantially complete with the process at this time and believe that the upgraded systems are necessary to scale our business in the future.

                  During the fourth quarter of 2007, we successfully restructured and expanded two of our largest and most successful hospital joint ventures in Maryland. In one case, we increased our ownership percentage. In the other, we allowed our joint venture partner to purchase a greater share. Both restructurings will result in higher management fees for RadNet and significant operational expansion.

                  During the fourth quarter of 2007, we constructed our second California interventional radiology center. The center in Rancho Mirage, California in the Palm Springs area, will commence operation during the second quarter of 2008.

                  In February of 2008, we acquired Rolling Oaks Radiology Imaging Centers in West Lake Thousand Oaks market of Los Angeles. Rolling Oaks was our largest outpatient competitor in that market, and with the acquisition of certain centers from InSight Health Systems which we announced earlier this month, we will be the only non-hospital outpatient imaging provider in this market. West Lake Thousand Oaks is an affluent suburb of Los Angeles that has attractive payer dynamics and growth opportunities.

                  In February 2008, we announced the acquisition of six Southern California imaging centers from InSight Health Systems, which will provide further consolidation opportunities with existing RadNet centers in West Lake Thousand Oaks and the San Fernando Valley. We anticipate closing this transaction some time in April. The transaction will result in cost savings and will provide us with what we call in-market consolidation opportunities. Two of the InSight centers will close, and their business will be moved to existing RadNet facilities. We will also move certain equipment acquired in this transaction and redistribute them, or relocate them, to existing RadNet centers, allowing us to optimize our capabilities and better service our patients.

                  In March 2008, we completed the acquisition of Papastavros Imaging, a 12-center operator in Delaware, expanding our mid Atlantic presence beyond the Maryland border. Papastavros will become a platform for growth in that new market. We are excited about the potential expansion opportunities that may exist for us in Delaware.

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                  And most recently in March 2008, we announced our entry into breast disease management through the acquisition of breast oncology and breast surgery practices in Southern California. Initially, we are operating at four locations in concert with our largest women's imaging center in Orange County, California. The opportunity for us to provide a continuum of care to women with breast cancer all the way from diagnostic through treatment allows us to capture a larger revenue stream and increase our service capabilities.

                  As the list of accomplishments illustrates, we had a very busy 15 months. We continue to believe that 2008 will present us with opportunities which we hope and anticipate will provide shareholder value. The DRA continues to have a dramatic impact on the health and landscape of our industry and believe that we are well positioned to continue on the path we paved in 2007.

                  At this time, I would like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our full and fourth quarter performances. When he is finished, I will conclude our prepared remarks and some of my thoughts about what 2008 may have in store for RadNet.

MARK STOLPER:     Thank you, Howard. And thank you all for participating in our fourth quarter and full year 2007 conference call. I'm now going to briefly review our full year 2007 and fourth quarter performance and attempt to highlight what I believe to be some material items. I will also attempt to give some further explanation of certain items in our financial statement, as well as provide some insight into some of the metrics that drove our fourth quarter and full year 2007 performance.

                  In my discussion, I will use the term EBITDA, which is a non-GAAP financial measure. The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization, each from continuing operations and adjusted for losses or gains on the disposal of equipment, debt extinguishments, and non-cash equity compensation. EBITDA includes equity earnings and unconsolidated operations and subtracts minority interest in subsidiaries and is adjusted for non-cash extraordinary and one-time events taken place during the period.

                  As many of you may be aware, we delayed our 10K filing by approximately two weeks from our intended filing date of March 17 to give us and our auditing firm, Ernst & Young, additional time to complete the audit of our financial statements. As some of you have read in our press release this morning, the additional time was necessary to identify, analyze, and adjust for two accounting issues; one pertaining to our medical malpractice insurance and the other relating to the collectability of old accounts receivable. Before I begin reviewing the 2007 full year and fourth quarter performance, I'd like to take a few moments to explain the two issues in greater detail which required us to take certain non-cash accrual adjustments to our 2007 financial statements.

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                  The first issue, regarding our malpractice policy, resulted in our addition of a $1.7 million liability at December 31, 2007, relating to incurred but not reported, otherwise known as IBNR, malpractice claims. We have what's called a claims-made policy, and we determined we were not adequately reserved for IBNR exposure. We engaged a third-party actuarial firm to calculate our accurate IBNR exposure, which approximates the cost of tail coverage should our malpractice insurer go out of business or should we stop paying premiums as of December 31, 2007. Also related to this issue, we recorded a non-cash expense of $170,000 for the year ended December 31, 2007, for medical malpractice, the portion of the liability we booked associated with 2007. In order to avoid this issue in the future, we will get an actuarial update every quarter and true-up our liability to the updated IBNR calculation.

                  The second issue involved a revision to our estimated collectability of accounts receivable on our balance sheet related to dates of service prior to December 31, 2006. Following an in-depth analysis performed by us and audited by Ernst & Young, including the analysis of historical collection statistics by payor and by aging, we determined to record an $8.5 million non-cash allowance related to these 2006 and prior accounts. In May of 2007, we converted certain accounts receivable balances, including those for which the additional reserve is being recorded, to the Radiologics billing system and changed the personnel responsible for collecting these accounts. We believe this conversion materially contributed to slower-than-anticipated collections on these accounts in question, resulting in our decision to revise our estimate of their future collectability. Although it is possible that we may still collect a portion of that which we are reserving, we believe at this time that the adjustment is prudent and appropriate.

                  I cannot emphasize the following point enough. This issue regarding collectability of 2006 and earlier accounts receivable had no impact on our accounts receivable or our revenue recognition related to fiscal 2007. As part of the exhaustive study that we performed with Ernst & Young, we analyzed the revenue that we recorded in 2007 and its future collectability. Both we and Ernst & Young deemed our collectability estimate as of December 31, 2007, for 2007 dates of service, to be appropriate. As a practical matter, cash collections have been strong. Through March of 2008, we have already collected approximately 90% of the revenue that we accrued for in 2007.

                  From an accounting perspective, the $8.5 non-cash adjustment is what is termed a change in accounting estimate related to a prior period. As such, the proper accounting procedure is to book the non-cash adjustment in the current accounting period, i.e. the fourth quarter, even though the adjustment is to correct a prior-period estimate. Thus, the result of this accounting adjustment in the fourth quarter distorts the quarter's and the full year's performance by decreasing our net accounts receivable at year end by $8.5 million and more notably, lowering our revenue by $8.5 million. Thus for the purpose of this call, I will talk about adjusted revenue, defined as revenue adjusted by backing out this $8.5 million accounting entry.

                  With all that said, I'd like to now review our full year 2007 and fourth quarter results. For the year ended December 31, 2007, RadNet reported adjusted revenue of $434 million. Adjusted revenue increased 4.3% from $416.3 million, which would have been the revenue in 2006 if the RadNet/Radiologics combination had occurred prior to January 1, 2006. For 2007, we reported EBITDA of $85.3 million. EBITDA increased 9.5% from $77.9 million over the prior pro forma 2006.


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                  It's important to note that adjusted revenue and EBITDA for
2007 is reflective of the full impact of the Deficit Reduction Act Medicare reimbursement cuts, whereas 2006 pro forma results to which I am comparing them do not include these reimbursement cuts. The negative impact from the DRA was approximately $16 million of both adjusted revenue and EBITDA for RadNet in 2007. I mention the DRA to highlight the following point. When compared with 2006, a period not subject to the DRA, our 2007 results of increased adjusted revenue and EBITDA illustrate that we have substantially improved operational performance. This has been achieved through increasing scan volumes at our centers and lowering our operating costs. Overall, we performed 2,709,502 procedures in 2007 as compared to 2,540,945 total procedures in pro forma 2006. This is an overall increase of 6.6%. MRI procedures increased 5.6%; CT procedures increased 3.5%; PET CT procedures increased 22.2%; and routine imaging procedures--this includes x-ray, ultrasound, mammography, and all other exams--increased 7.1% in fiscal 2007.

                  Net loss for the year, not backing out the $8.5 million accounts receivable allowance accrual, was a negative 18.1 million, or $0.52 per share, compared to a net loss of 6.9 million, or $0.33 per share, reported for the fiscal year ended October 31, 2006.

                  Affecting 2007 net income were certain non-cash expenses and one-time nonrecurring items, including the following: The $8.5 million reduction of 2007 revenue related to the increase in allowance for accounts receivable from dates of service prior to 2006, which we've discussed in detail earlier; $3.3 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; a $1.9 million gain on the sale of a joint venture interest; $1.6 million of non-cash deferred financing expense related to amortization of financing fees paid as part of the $405 million credit facilities drawn-down in November of 2006 in connection with the Radiologics acquisition and the incremental $25 million term loan and revolving credit facility arranged for us by GE in August, 2007; $1 million of severance pay associated with the termination of certain employees related to achieving the previously-announced cost savings during the Radiologics integration and a payment to an employee to settle an employment-related dispute; $934,000 of retention payments to key Radiologics employees for certain agreements entered into at the closing of the Radiologics acquisition; $820,000 of non-cash loss on the fair value of interest rate hedges related to the Company's credit facilities; and a $600,000 non-cash accrual for a stock compensation-related bonus.

                  With regards to some specific income statement accounts, interest expense for 2007 was approximately $44.3 million. This was negatively impacted by $1.6 million of non-cash amortization of financing fees and $820,000 from a non-cash loss related to a mark-to-market of an interest rate hedge both of which I touched on earlier.

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                  For 2007 bad debt expense was 6.3% of adjusted revenue. This was inline with our expectations as we had a structural increase in bad debt as a percentage of our adjusted revenue because of the addition of a Radiologics subsidiary. As we discussed on our last quarter's call, the bad debt percentage of our Radiologics subsidiary is higher than the rest of RadNet because it performs on behalf of its physician partners substantial billings from hospital operations for which it receives a management fee. Hospital settings regularly have bad debt expense that far exceeds that of free standing imaging centers. It is important to note that the bad debt percentage of Radiologics and RadNet excluding the Radiologics subsidiary did not change materially as compared with itself over the same period last year.

                  With regards to our balance sheet, as of December 31, 2007 we had $421.8 million of debt and we were drawn down $4.2 million on our $55 million revolving line of credit. Since December 31, 2006 accounts receivable increased approximately $16.5 million resulting from increased business, acquisitions, and the credentialing of new physicians staffing several of our Northern California facilities and recently acquired centers. We have working capital of $23.2 million at December 31, 2007. During the year we entered into capital leases of $19.6 million and repaid $10.4 million of notes and leases payable and net payments of $3.8 million on our line of credit. We had cash capital expenditures net of asset dispositions of $22.5 million during 2007.

                  I will now discuss our 2008 guidance. As some of you saw this morning in our press release we issued guidance ranges for our 2008 expected performance. The metrics are as follows: for revenue, our guidance range for 2008 is 470 to $500 million. For adjusted EBITDA our guidance range for 2008 is 100 to 115 million. For capital expenditures our guidance range is 15 to $20 million of maintenance capital expenditures plus growth expenditures of up to $25 million. And for 2008 our cash interest expense guidance is between 46 and $52 million. Although we have not formally broken out our guidance by quarter we expect revenue and adjusted EBITDA will increase as the year progresses. This should be the result of the contributions from acquired operations and initiatives in progress that will come on line throughout 2008.

                  I'd now like to briefly discuss the performance of the fourth quarter of 2007. For the fourth quarter of 2007 we reported adjusted revenue of $110.9 million and EBITDA of 20.4 million. Adjusted revenue increased 8.4% and EBITDA increased 18.7% respectively over the prior period's pro forma quarter. The results reflect improved volume in margin performance from existing imaging centers as well as cost savings measures, the combination of which helped to offset the negative reimbursement effects of the Federal Deficit Reduction Act.

                  For the fourth quarter of 2007 as compared to the prior year's pro forma quarter MRI volume increased 3%, CT volume increased 2.5%, PET CT volume increased 31% and routine imaging procedures which includes x-ray, ultrasound, mammography and all other exams increased 11.2%. On a same center basis which measures sites only if they were open for the full period in both 2007 and 2006 MRI procedures increased 2.7%, CT procedures increased 1.1%, PET CT procedures increased 31%, and routine imaging procedures including x-ray, ultrasound, mammography and all other exams increased 8.6%.

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                  Net loss for the fourth quarter was $11.7 million or $0.33 per share which is inclusive of the $8.5 million non-cash allowance adjustment which compares to a net loss of $11 million or $0.35 per share reported for the two month period ended December 31, 2006. Affecting net income in the fourth quarter of 2007 were certain non-cash expenses and one time nonrecurring items including: the $8.5 million non-cash allowance adjustment to AR and revenue, $1.9 million gain on the sale of joint venture interests, $500,000 non-cash loss on the fair value of interest rate hedges related to the company's credit facilities, $400,000 non-cash employee stock compensation expense resulting from adjusting of certain options and warrants and approximately $400,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our $405 million credit facilities drawn down in November 2006 and in conjunction with the incremental $25 million term loan and revolving credit facility arranged by GE in August of 2007.

                  With regards to our liquidity and capital resources, in February 2008 GE arranged for us an incremental $75 million as part of our existing credit facilities. The incremental facility consists of an additional $35 million as part of our second lien term loan and $40 million of additional capacity under our existing revolving line of credit. The incremental facility was used to fund the acquisition of Papastavros Imaging and a portion of our digital mammography initiative and will be used to fund future acquisitions such as Insight Health Systems acquisition and to fund working capital. With the recent increased size in our credit facilities which we completed in one of the most challenging credit markets in recent history we believe that our current capital structure provides us sufficient financial flexibility to effectively execute our growth plans. Additionally, the difficult credit market has significantly impacted the access to capital of our competitors, especially small operators. We believe this will result in further opportunities for us in the future.

                  I'd now like to turn the call back to Dr. Berger who will discuss his views with respect to 2008 and make some closing remarks.

DR. HOWARD BERGER: Thank you Mark. I'll make my comments brief as the call is running a little bit late here. In short, the opportunities that we encountered and pursued in 2007 has built a foundation for what I believe is a very exciting opportunity for 2008. For my earlier review of our accomplishments over the last 15 months it is obvious that we have been aggressive in our approach to expanding the business. In the aftermath of DRA I believe that the types of opportunities we saw in 2007 will continue. There will be further consolidation in the industry, smaller operators will probably continue to go out of business, and there will be opportunities to buy new and used equipment at favorable prices. We also believe very strongly there will be further pressure on those who abuse imaging through self-referral and block leasing arrangements. Our industry will continue to grow like it has for each of the last 20 years. What we do is essential to how medicine is practiced today. Technological advances will continue to drive further applications. That being said, 2008 will be a year of digestion. What I mean by this is that we are extremely focused on optimizing the many initiatives to which we have dedicated our time and efforts in 2007. We have worked very hard to pursue these initiatives and we are determined to ensure that they will reap their full benefit. We have grown rapidly and absorbing that growth in a way which optimizes our operations will be a priority in 2008.

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                  I will close by reiterating what I touched on during the last conference call by saying that I can't remember a time in which I've seen more and been more excited about the future growth prospects and the opportunities that lay ahead for our company. Particularly included in that are the opportunities that we see in a comprehensive breast disease management initiative that will be kicked off in the second quarter of 2008. With the momentum we take into 2008 we see a bright future for the company, a future that will transform not only our company but perhaps will have a hand in bringing change to the outpatient imaging industry itself.

                  Operator, we are now ready for the question and answer portion of the call.

OPERATOR:         The question and answer session will be conducted
electronically. To ask a question please press the star key followed by the digit one on your touchtone telephone. If you are using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that's star one for questions.

                  We'll have our first question from Art Henderson, Jeffries & Company.

ART HENDERSON:    Good morning, thanks for all of the detail. A couple of
questions for you: first in terms of your guidance could you sort of describe what sort of assumptions that you're getting to get to the low end versus the high end of the EBITDA guidance for '08?

DR. HOWARD BERGER: Sure Art. The lower end of the guidance would anticipate the current operations along with the addition of the already announced initiatives that we have publicly disclosed. For example, the Rolling Oaks transaction, the Insight transaction that we're about to close, and incorporating with that the acquisitions that occurred in the fourth quarter of last year that will become fully implemented in 2008.

                  The higher end of the range would really include some contribution from the expansion that I talked about of some existing centers, replacement of the three centers that we talked about in the Radiologics markets that needed replacement, as well as contribution from breast disease, management, and the other new center that we built in Rancho Mirage. We're at this point not able to as accurately quantitate the amount of that impact, but the successful operation of those would get us to the higher end of those ranges.

                  The range does not talk about any further acquisitions or other activities other than what we've already talked about in the prior remarks.

ART HENDERSON:    Okay. That's helpful. I know just to sort of touch on
something you just said then. Should we expect that '08 is going to have--that you're going to be doing fewer acquisitions this year that you're going to spend more time integrating or are you going to try and keep a balance of looking for certain things?

DR. HOWARD BERGER: Well, I think the last comment the balance is probably the way we'll approach this. The main focus as I mentioned is to make sure that all of the initiatives in 2007 as well as the first quarter get the full opportunity for contribution to the company's performance. We will look at acquisitions, which we find attractive in terms of consolidation opportunities, but that will be something that we'll probably be less aggressive about in the first two or three quarters of this year.

                  One of the other things that we again will be putting a lot of emphasis on is the breast disease management, which will essentially get us into oncology and other exciting opportunities.

ART HENDERSON:    Yes, and I'm glad you mentioned that. Can you talk about that a little bit more in detail as to what you're thinking and how that gets rolled out and what the opportunities are in breast disease management?

DR. HOWARD BERGER: Yes. It is pretty well accepted throughout the industry that the entire process for a woman who has an abnormal mammogram and then ultimately perhaps gets diagnosed with breast cancer can be a lengthy and very anxious period of time for a woman. Statistically speaking, about one out of every eight women will develop breast cancer at some time in their life. And generally the process by which a woman goes through this is the first have a mammogram, have to come back if it's suspicious or abnormal. Once the abnormality is further defined, there may be biopsies necessary, which generally can be performed in our imaging centers either stereopathic ultra sound and now even MRI guided biopsies. Once the diagnosis is more fully established there has to be a referral to a surgeon, the surgeon then perhaps does some of their own diagnostic work up, including other more definitive surgery and biopsies. And then the patient then gets referred to an oncologist. That process is not uncommonly taking women six, eight weeks, sometimes three months during which, as you can well imagine it completely puts them out of commission, as well as the anxiety for their family.

                  What we are doing is incorporating that entire process into one center or groups of centers that will allow women to have the mammogram, the diagnosis, being immediately referred to one of our surgeons, and then ultimately in concert with our oncologist and streamline the procedure. One of the things that makes this exciting and effective is that we will be able to capture in an integrated manner all of the imaging, which has become so critical for the diagnosis and treatment of breast cancer.

                  The newer applications that have been developed really in the last couple of years including PET CT, breast MRI scanning, newer types of diagnostic mammography, biopsy procedures, and other specialty imaging has transformed the way breast oncology--breast cancer is practiced. And by having this in an integrated model it will allow us to both streamline the process through which a woman gets the diagnosis and ultimately starts treatment. And will allow us to include within that the ability to capture all of the imaging and perform it we believe at a much higher level.

                  The potential implications of that for our centers is that based on this model and with the large number of women's health centers that we have--imaging centers in particularly Southern California and starting now in Northern California will allow us I think to integrate all of these processes and make this a far better outcome for the patients and a better business opportunity for us.

                  To initiate this we have purchased the practices of three of the most prominent surgeons and oncologists in all of Southern California. The entity is known as Breast Link, which is a trademark name and can be looked up on the internet. And it involves people who have worked at the highest academic levels here in California and who have established a reputation and only handle breast cancer as part of their practice.

                  So, we see this as an opportunity different from the way perhaps others have begun to approach oncology through radiation therapy and have focused our attention really on the medical oncology side starting first with breast cancer. And perhaps looking for opportunities to expand that and, again, be able to capture the imaging and other specialty procedures associated with this very serious disease.

ART HENDERSON:    Okay. Great. That's very helpful. Thanks very much.

OPERATOR:         We'll go next to Ann Hynes, Leerink Swann.

ANN HYNES:        Thank you. Getting back to guidance, can you give us your
assumptions for organic growth of the new model when it comes to volume, pricing, bad debt?

MARK STOLPER:     Sure. With respect to volumes, we're assuming a 3% increase in our volumes.

ANN HYNES:        Overall?

MARK STOLPER:     Overall, correct. We would expect, you know, at a blended
basis we expect the PET CT obviously to continue to grow, you know, faster than that. But, you know, we're taking a conservative approach with respect to our base business. With respect to bad debt, we assume between a 6% and 7% percentage of net revenue, which is where it is today. Which is reflective of the higher bad debt percentage that Radiologics has because of its hospital based billing contracts.

ANN HYNES:        Okay.

MARK STOLPER:     And what was the third part of your question?

ANN HYNES:        Pricing.

MARK STOLPER:     Pricing we assume--my model assumes a 1% decrease in overall private pay or pricing.

ANN HYNES:        Okay.  And when you said you have taken a conservative
approach to your base business, is that economy driven or do you think you're just being conservative and leaving room for upside?

MARK STOLPER:     Well, I've said this a number of times to folks is that, you know, we've been growing faster than 3% as evidenced in our, you know, press releases or the last few quarters. But, you know, at some point you run into capacity issues. At some point, you know, pace in care can deteriorate. You can't always continue to grow your business at the types of, you know, same store sales levels that, you know, we have today. So, my long-term model has a 3% same store sales growth rate to it and that's what we're comfortable in, you know, in incorporating in our guidance.

ANN HYNES:        And does your guidance include any other markets that you
would input some of the digital mammography? Don't you have some capacity in California to upgrade that technology or your recent acquisition in Delaware?

DR. HOWARD BERGER: Yes, Ann, Delaware has no digital mammography currently and that is in our plans to implement that just like we have now done and almost completely finished in Maryland. And there are some additional digital mammography expansion opportunities here in California, although we've been working really on that program now for the last six months.

ANN HYNES:        Okay. And just one last question. Are you providing any kind of free cash flow guidance?

MARK STOLPER:     Not explicitly, but if you were to take the EBIDTA range that we gave, we also gave a maintenance level cap ex number as well as a expected cash interest.

ANN HYNES:        Yes. Okay.

MARK STOLPER:     Or actually total interest expense number. So, we, I believe, gave you enough information to back into, you know, kind of a steady state (sp?) free cash flow number.

ANN HYNES:        Okay. Great. Thank you.

MARK STOLPER:     You're welcome.

OPERATOR:         We'll go next to Rob Maine, Morgan Keegan.

ROB MAINE:        Good morning. One follow-up to the question on the same store growth. I might have missed it, Mark, but did you give a same store fourth quarter growth in overall procedures? I have the specialties.

MARK STOLPER:     I believe I did. Let me go back to my own notes here. Yes, the routine procedures, which includes the x-ray ultra sound and mammography, Rob.

ROB MAINE:        Right.

MARK STOLPER:     The same store sales growth was 8.6%.

ROB MAINE: Right. No, my question is if you look at all procedures, routine, plus PET, plus CT, plus (cross talk)?

MARK STOLPER:     Oh, no I did not do that as an average. But I can--but off line I'm happy to do that for you. It's not a difficult calculation.

ROB MAINE:        Okay. I would imagine that on a weighted basis it could be closer to that routine number than where you were for MRI and CT, right?

MARK STOLPER:     It weights closer to that because, you know, almost 77% of our business on a volume basis, on a scan basis is routine.

ROB MAINS:        Okay, fair enough. When, if I look at the guidance for EBITDA and, you know, kind of back into where the margins are it's obviously above where you were in the fourth quarter on, you know, kind of a steady state basis. Is that a reflection of seasonality that we should be building into the fourth quarter because you mentioned that you had, you know, some timing issues that happen in Q4 or is there some pretty significant improvements that you're expecting on an operating EBITDA basis as well?

DR. HOWARD BERGER: Rob, I think there is some seasonality that we saw last quarter, the fourth quarter related both I think to some adverse weather conditions on the east coast as probably most of you who are on the call are from the east coast know that December, January and even into February was a rather severe winter and it did affect a number of our centers, even those that are used to some of the harshest conditions perhaps like in Rochester but that being said, the other part of that was the way the holidays fell out this year. Both December 25th and January 1st were on Tuesday, I believe and had a substantial impact on lower volumes during those two weeks than we might experience in a year where the holidays fall out either on a Monday or a Friday. I believe that, you know, based on the experience that we had in the fourth quarter we will project some seasonality and impact and see some impact this year in the fourth quarter again as I think that the holidays flipped from Tuesday to Thursday which doesn't necessarily make it better for us but we nonetheless having had that experience of last year we will certainly I think reflect to do a little bit less. That being said, the fourth quarter though should be benefited by all of the initiatives that we described being fully operational by the fourth quarter, by the third and fourth quarter actually. And so it will make it a little bit more of a challenge for us to compare the fourth quarter of this year to the fourth quarter of last year as we outline a lot of the changes that occurred to the company based on acquisitions, expansion of centers and the implementation of basically four or five new centers.

ROB MAINS:        Okay so, on a margin basis then with what you experience in the second and third quarter we should view as kind of more normal than what happened in the fourth?

DR. HOWARD BERGER: I would say it's on the low side.

ROB MAINS:        Okay.

DR. HOWARD BERGER: The low side. I would expect it to be a little bit better. Remember by the, certainly by the end of next year all of the, all of the integration opportunities, you know, for Radiologics will have been completely realized so that there will be some other benefits I believe, you know, in each of the quarters of this year and particularly in the second, third and fourth.

MARK STOLPER:     Yes, I mean our EBITDA margin is running, you know, close to
20%, maybe a hair higher than 20% now and we believe that there is an opportunity to increase that by, you know, two to 300 basis points.

ROB MAINS:        Okay, great. Apropos to that, it's been about four months
since, you know, you first talked about Papastavros. Anything changed there in terms of the profile of the whole operation, you know, revenues, margins, anything like that improved?

DR. HOWARD BERGER: No, not that we've seen. We're very comfortable with the practice. We think there is a lot of growth opportunity. There has been underinvestment in both systems and equipment in that market, particularly as I mentioned earlier we will be implementing a full digital mammography there which, you know, given their volumes will have a substantial impact on their revenue along with some other initiatives that we have. So we view the Papastavros acquisition every bit with as much enthusiasm as we did when we first announced it. And we have been keeping very close to the operations there ever since we announced the acquisition.

ROB MAINS:        Right and then just to clarify, the full digital conversion, full digital mammo conversion there that is embedded in your cap ex and revenue EBITDA guidance?

DR. HOWARD BERGER: Yes it is.

ROB MAINS:        Papastavros, okay. Then last question, the cash interest
expense guidance for '08 - you talked about the items that made GAAP interest expense different from cash in '07, do those go away for the most part in '08?

MARK STOLPER:     No, those will continue. The deferred financing costs which is related to the GE credit facilities is being amortized over the life of the credit facility so those have another five years before they run off and it's being amortized on a straight line debt basis. The swap is a little more difficult to predict because essentially that one swap which goes through our P&L is mark-to-market every month and to the extent that we have a loss on the mark-to-market that it's a non-cash hit to our interest expense to the extent that that month is a gain, it's a benefit to the interest expense so, you know, what that swap is doing is providing more volatility in our income statement. But it's and it's obviously very difficult to predict. That one particular swap however, does expire in April of next year so at least it will be off our P&L at that point.

ROB MAINS:        Okay, so for modeling purposes we've got to add at least an extra 1.6 million.

MARK STOLPER:      Well I mean...

ROB MAINS:         There's no deposit benefit from the swap.

MALE SPEAKER:      The interest expense - I'm sorry Rob I misunderstood your
original question. The interest expense number that that's there is a total interest expense not a cash interest expense.

ROB MAINS:        Okay.

MARK STOLPER:     So it compares to the interest expense that you see on our income statement this year which was, you know, a hair more than 44 million.

ROB MAINS:        Right. Okay, that's very helpful. Thanks a lot.

MALE SPEAKER:     You're welcome.

OPERATOR:         That concludes our question and answer session. I'll turn the conference over to Dr. Berger for additional or closing remarks.

DR. HOWARD BERGER: I want to thank you all for joining us this morning and taking the time out of your busy day. I hope that the conference has been useful in giving you some insight to the company's performance and initiatives and we look forward to talking to you again when we have our earnings call for the first quarter which would be in May, late May. But thank you all and have a good day.

OPERATOR:        That concludes today's conference. You may disconnect at this time.


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